Exhibit 5.1

HARNEYS

British Virgin Islands and Anguillan lawyers

Associated offices London Tel: +44 (0) 20 7440 8790 Fax: +44 (0) 20 7440 8791 Anguilla Tel: +1 264 498 5000 Fax: +1 264 498 5001	Harney Westwood & Riegels Craigmuir Chambers PO Box 71 Road Town, Tortola British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com Your Ref

28 November 2005	Our Ref 012862.0005-SDD

Global-Tech Appliances Inc.

21/F, Citicorp Centre 18, Whitfield Road

Causeway Bay, Hong Kong

Dear Sirs

Global-Tech Appliances Inc. (the “Company”)

Registration Statement on Form S-8

1.	We are British Virgin Islands counsel to the Company, a British Virgin Islands international business company. We have assisted the Company in its preparation of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), registering 1,800,000 common shares of the Company (the “Common Shares”) issuable upon exercise of options and stock appreciation rights granted and to be granted under the Company’s 2005 Employee Stock Option Plan (the “Plan”).

2.	For the purpose of this opinion, we have examined the following:

	(a)	an electronic copy of the executed Plan;

	(b)	(i)	an electronic copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company supplied to us by Calfee, Halter & Griswold LLP on 28 November 2005;

		(ii)	a copy of the written resolutions of the directors of the Company dated 6 October 2005 approving the Company’s entry into, and authorising the execution, and delivery, where applicable, of the Plan by the Company (the “Directors’ Resolutions”);

		(iii)	an original registered agent’s certificate (including a certified copy of the share register) dated 17 November 2005 identifying the directors of the Company, issued by Portcullis TrustNet (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”); and

A list of partners is available for inspection at our offices.

(iv)	the records of proceedings on file with, and available for inspection on 25 November 2005 at the High Court of Justice, British Virgin Islands.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the accuracy, completeness and, in the case of copies, conformity with the original(s) of all corporate minutes, resolutions, documents and records which we have seen and the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(b)	the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies or drafts and the authenticity of such originals;

(c)	the genuineness of all signatures and seals; and

(d)	that the information appearing in the Registered Agent’s Certificate was correct on the date(s) on which the Directors’ Resolutions were executed, and that the Directors’ Resolutions remain in full force and effect.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is that the Common Shares are duly authorized and, when issued pursuant to the exercise of options or stock appreciation rights under the Plan and the payment of the purchase price therefor in full in cash in accordance with the terms of issuance of such Common Shares, will be validly issued, fully paid and nonassessable Common Shares.

5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.	We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Yours faithfully

HARNEY WESTWOOD & RIEGELS